SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

WAYNE SAVINGS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23433	31-1557791
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

151 N. Market St., Wooster, Ohio		44691
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 264-5767

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On July 2, 2012, Wayne Savings Community Bank ("WSCB"), an Ohio-chartered stock savings and loan association headquartered in Wooster, Ohio, and the subsidiary of Wayne Savings Bancshares, Inc., Wooster, Ohio, entered into a Transfer & Assumption Agreement (the "Agreement") with Thomasville National Bank ("TNB"), the national bank subsidiary of Thomasville Bancshares, Inc., headquartered in Thomasville, Georgia.  The Agreement provides for the transfer of WSCB's trust business to TNB.  As of March 31, 2012, WSCB had approximately $40 million in trust account assets.

Under the terms of the Agreement, TNB will maintain a trust office in a WSCB branch or office in Wooster, Ohio.  WSCB and TNB will also enter into an Office Support and Referral Agreement, under which WSCB will be compensated for, among other services, the use of the facilities and equipment required for operation of the TNB trust office.  The costs of exiting the trust business include a one-time expense of approximately $362,000.

The transfer of WSCB's trust business to TNB under the terms of the Agreement is subject to regulatory approval and other customary closing conditions and is not expected to be completed before the end of the third quarter of 2012.

The description of the Agreement contained in this Item 1.01 is qualified in its entirety by the terms of the Agreement, a copy of which is attached as Exhibit 2.1 to this report and is incorporated herein by reference.

Item 9.01(d)	Exhibits.

Exhibit 2.1
Transfer and Assumption Agreement between Wayne Savings Community Bank and Thomasville National Bank dated as of July 2, 2012 (pursuant to Item 601(b)(2) of Regulation S-K, schedules to the Transfer and Assumption Agreement have been omitted; they will be supplementally provided to the SEC upon request)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rod C. Steiger
Date: July 2, 2012	WAYNE SAVINGS BANCSHARES, INC.

	By:	/s/Rod C. Steiger
	Name:	Rod C. Steiger
	Title:	CEO and President

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

Exhibit 2.1
Transfer and Assumption Agreement between Wayne Savings Community Bank and Thomasville National Bank dated as of July 2, 2012 (pursuant to Item 601(b)(2) of Regulation S-K, schedules to the Transfer and Assumption Agreement have been omitted; they will be supplementally provided to the SEC upon request)